As filed with the Securities and Exchange Commission on March 5, 1999
                                               Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    Form S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               UNISYS CORPORATION
              (Exact name of registrant as specified in its charter)

        Delaware                                          38-0387840
(State of Incorporation)                   (I.R.S. Employer Identification No.)


                                  Unisys Way
                          Blue Bell, Pennsylvania 19424
                                (215) 986-4011
                    (Address of principal executive offices)

          DEFERRED COMPENSATION PLAN FOR EXECUTIVES OF UNISYS CORPORATION
                           (Full title of the Plan)

                               HAROLD S. BARRON
                            Senior Vice President,
                        General Counsel and Secretary
                              Unisys Corporation
                                  Unisys Way
                           Blue Bell, Pennsylvania 19424
                                  (215) 986-5299
                      (Name and address of agent for service)


                        CALCULATION OF REGISTRATION FEE

===================================================================================================

Title of Securities        Amount         Proposed Maximum       Proposed Maximum         Amount of
      to be                to be           Offering Price       Aggregate Offering      Registration
    Registered           Registered (1)         (2)                 Price (2)                Fee
----------------------------------------------------------------------------------------------------
Deferred                  $10,000,000       100%                     $10,000,000          $2,780
Compensation
Obligations
====================================================================================================


(1) The Deferred Compensation Obligations are unsecured obligations of Unisys Corporation to pay deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan for Executives of Unisys Corporation.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.


















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Page 2


                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents, as filed by Unisys Corporation (the "Company") with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement and made a part hereof:

     (a) The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act");

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above;

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

     Deferred Compensation Obligations

     Pursuant to the terms of the Deferred Compensation Plan for Executives of Unisys Corporation (the "Plan"), eligible executives (each a "Participant") of the Company (or one of its participating subsidiaries) may elect to defer up to 100% of their base salary, variable compensation payments and restricted share unit awards. The amount of base salary, variable compensation payments and restricted share unit awards deferred pursuant to such elections are referred to herein as "Deferred Compensation Obligations". The Deferred Compensation Obligations of the Company will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

     The amount of base salary and variable compensation payments to be deferred by a Participant ("Deferral") will be credited with earnings and investment gains and losses by assuming that the Deferral was invested in one or more investment alternatives selected by such Participant in accordance with the terms of the Plan. Deferrals will not, however, be invested in the investment alternatives available under the Plan. Investment alternatives include a Company common stock fund, mutual funds and an insurance contract fund. Deferrals will be denominated and paid in United States dollars. The value of a deferred restricted share unit at any point in time will be the value of a share of the Company's common stock. Deferred restricted share units will be paid in the form of Unisys common stock.



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Page 3

     The Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of a Participant to the balance of his or her Deferrals as of the date of such amendment or termination.

     Generally, a Participant's right or the right of any other person to receive payment of Deferred Compensation Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered.

     The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations, and each Participant will be responsible for acting independently with respect to, among other things, the making of elections and the giving of notices.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides for, among other things:

     (a) permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

     (b) permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

     (c) mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by (a) and (b) above; and

     (d) that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.







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     The Company's Certificate of Incorporation provides that a director of the
Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (a) for any breach of the director's duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for paying a dividend or approving a stock repurchase in violation of Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit.

     The Certificate of Incorporation also provides that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company (or was serving at the request of the Company as a director, officer, employee or agent for another entity) shall be indemnified and held harmless by the Company, to the fullest extent authorized by the DGCL, as in effect (or, to the extent indemnification is broadened, as it may be amended) against all expense, liability or loss reasonably incurred by such person in connection therewith. The Certificate of Incorporation further provides that such rights to indemnification are contract rights and shall include the right to be paid by the Company the expenses incurred in defending the proceedings specified above, in advance of their final disposition, provided that, if the DGCL so requires, such payment shall only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payment is not entitled to be indemnified. Persons so indemnified may bring suit against the Company to recover unpaid amounts claimed thereunder, and if such suit is successful, the expense of bringing such suit shall be reimbursed by the Company. The Certificate of Incorporation provides that the right to indemnification and to the advance payment of expenses shall not be exclusive of any other right which any person may have or acquire under any statute, provision of the Company's Certificate of Incorporation or By-Laws, or otherwise. By resolution effective September 16, 1986, the Board of Directors extended the right to indemnification provided directors and officers by the Certificate of Incorporation to employees of the Company. The Certificate of Incorporation also provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     On April 28, 1988, at the Company's 1988 Annual Meeting of Stockholders, the stockholders authorized the Company to enter into indemnification agreements ("Indemnification Agreements") with its directors, and such Indemnification Agreements have been executed with each of the directors of the Company. The Indemnification Agreements provide that the Company shall, except in certain situations specified below, indemnify a director against any expense, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) incurred by the director in connection with any actual or threatened action, suit or proceeding (including derivative suits) in which the director may be involved as a party or otherwise, by reason of the fact that the director is or was serving in one or more capacities as a director or officer of the Company or, at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise.

     The Indemnification Agreements require indemnification except to the extent (a) payment for any liability is made under an insurance policy provided by the Company, (b) indemnification is provided by the Company under the Certificate of Incorporation or By-Laws, the DGCL or otherwise than pursuant to the Indemnification Agreement, (c) the liability is based upon or attributable to the director gaining any personal pecuniary profit to which such director is not legally entitled or is determined to result from the director's knowingly fraudulent, dishonest or willful misconduct, (d) the liability arises out of the violation of certain provisions of the Securities Exchange Act of 1934 or (e) indemnification has been determined not to be permitted by applicable law.

     The Indemnification Agreements further provide that, in the event of a Potential Change in Control (as defined therein), the Company shall cause to be maintained any then existing policies of directors' and officers' liability insurance for a period of six years from the date of a Change in Control (as defined therein) with coverage at least comparable to and in the same amounts as that provided by such policies in effect immediately prior to such Potential Change in Control. In the event of a Potential Change in Control, the Indemnification Agreements also provide for the establishment by the Company of a trust (the "Trust"), for the benefit of each director, upon the written request by the director. The Trust shall be funded by the Company in amounts sufficient to satisfy any and all liabilities reasonably anticipated at the time of such request, as agreed upon by the director and the Company.

     The Indemnification Agreements also provide that no legal actions may be brought by or on behalf of the Company, or any affiliate of the Company, against a director after the expiration of two years from the date of accrual of such cause of action, and that any claim or cause of action of the Company or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within such two year period.

     The directors and officers of the Company are insured against certain civil liabilities, including liabilities under federal securities laws, which might be incurred by them in such capacity.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable







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ITEM 8.   EXHIBITS

Exhibit No.                                 Description

   4 Deferred Compensation Plan for Executives of Unisys Corporation, as amended and restated effective February 26, 1998, incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998

   5 Opinion of Harold S. Barron, Esq. as to the legality of the securities covered by the Registration Statement

   23.1              Consent of Ernst & Young LLP, independent auditors

   23.2              Consent of counsel (included in opinion filed as Exhibit 5)

   24                Power of Attorney (included on the signature page hereof)

ITEM 9.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act"), unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act and incorporated herein by reference;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

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(d) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Whitpain, Commonwealth of Pennsylvania, on March 4, 1999.

                                              UNISYS CORPORATION

                                           By:/s/Lawrence A. Weinbach
                                              -----------------------
                                                 Lawrence A. Weinbach
                                               Chairman, President and
                                               Chief Executive Officer


                              POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes Harold S. Barron, Robert H. Brust, Angus F. Smith and Lawrence A. Weinbach, and each of them, with full power of substitution and full power to act without the other, his or her true and lawful attorney-in-fact and agent in his or her name, place and stead, to execute in the name and on behalf of such person, individually and in each capacity stated below, any and all amendments (including post-effective amendments) to this Registration
Statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all such things in his or her name and on his or her behalf in his or her respective capacities as officers or directors of Unisys Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 4, 1999.


Signature                                                Title
---------                                                -----

/s/ Lawrence A. Weinbach                     Chairman, President and Chief
-------------------------                    Executive Officer (principal
Lawrence A. Weinbach                         executive officer) and Director

/s/Robert H. Brust                           Senior Vice President and Chief
------------------                           Financial Officer (principal
Robert H. Brust                              financial officer)

/s/ Janet M. Brutschea Haugen                Vice President and Controller
-----------------------------                (principal accounting officer)
Janet M. Brutschea Haugen

/s/ J.P. Bolduc                              Director
---------------
J.P. Bolduc

/s/ James J. Duderstadt                      Director
------------------------
James J. Duderstadt

/s/ Henry C. Duques                          Director
-------------------
Henry C. Duques

/s/ Gail D. Fosler                           Director
------------------
Gail D. Fosler

/s/ Melvin R. Goodes                         Director
--------------------
Melvin R. Goodes

/s/ Edwin A. Huston                          Director
-------------------
Edwin A. Huston

/s/ Kenneth A. Macke                         Director
--------------------
Kenneth A. Macke

/s/ Theodore E. Martin                       Director
----------------------
Theodore E. Martin

/s/ Robert McClements, Jr.                   Director
-------------------------
Robert McClements, Jr.

                                 EXHIBIT INDEX


Exhibit
   No.

   4 Deferred Compensation Plan for Executives of Unisys Corporation, as amended and restated effective February

                     26, 1998, incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1998


   5 Opinion of Harold S. Barron, Esq. as to the validity of the securities covered by the Registration Statement

   23.1              Consent of Ernst & Young LLP, independent auditors

   23.2              Consent of counsel (included in opinion filed as Exhibit 5)

   24                Power of Attorney (included on the signature page hereof)